FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE THIRD QUARTER OF FISCAL 2017

~Reaffirms Full Year 2017 Guidance~

DAYTONA BEACH, Fla. - October 5, 2017 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal third quarter ended August 31, 2017.
"We are pleased with the financial results for the third quarter," stated Lesa France Kennedy, ISC Chief Executive Officer. "Revenue for comparable events increased, driven by contracted broadcast rights and corporate partnerships. During the quarter, admissions revenue increased for the Coke Zero 400 and we announced the third consecutive sell-out of reserved grandstands for the Monster Energy NASCAR Cup Series event at Watkins Glen."
"The Phoenix Raceway Project powered by DC Solar is progressing nicely. Last week we announced a partnership with ISM Connect for a multi-year agreement that includes naming rights for the Raceway. Beginning in 2018, the ISM Raceway will be one of only two motorsports facilities with partnership naming rights. At completion, the modernized facility will feature ISM's groundbreaking digital fan engagement experience, a great complement to the many world-class fan amenities being constructed at the facility. We expect components of the project to be in service as early as November 2017."
"I am pleased to have the finish line in sight for ONE DAYTONA. The Fairfield Inn and Suites, along with several first-to-market tenants, are planned to open later this year. We are eager to welcome the community here to celebrate the holidays in a big way. Additional tenant announcements and anticipated opening of the second hotel, The DAYTONA, a Marriott Autograph Collection property, are planned in 2018."

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Third Quarter Comparison
Total revenues for the third quarter ended August 31, 2017 were approximately $131.9 million, compared to revenues of approximately $129.0 million in the third quarter of fiscal 2016. Operating income was approximately $2.2 million during the period compared to approximately $3.7 million in the third quarter of fiscal 2016. Quarter-over-quarter comparability was impacted by:

•
During the three months ended August 31, 2017, the Hollywood Casino at Kansas Speedway recognized a reduction in depreciation expense as a result of certain assets that have been fully depreciated, as compared to the same period in the prior year. For the three months ended August 31, 2017, our 50.0 percent share of the reduction in depreciation expense was approximately $1.3 million, or $0.02 per diluted share;

•
During the three months ended August 31, 2016, we received a favorable settlement relating to certain facility operations of approximately $1.1 million, or $0.02 per diluted share. There was no comparable activity in the same period of the current year;

•
During the three months ended August 31, 2017, we recognized approximately $0.1 million, or less than $0.01 per diluted share, in non-recurring pre-opening costs that are included in general and administrative expense related to The Phoenix Raceway Project powered by DC Solar ("The Phoenix Raceway Project"). There were no similar costs incurred during the three months ended August 31, 2016;

•
During the three months ended August 31, 2017, we recognized approximately $2.1 million, or $0.03 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated with The Phoenix Raceway Project and other capital improvements, including the infield project at Richmond Raceway ("Richmond"). There were no similar costs during the three months ended August 31, 2016;

•
During the three months ended August 31, 2017, we recognized approximately $0.1 million, or less than $0.01 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with The Phoenix Raceway Project. During the three months ended August 31, 2016, we recognized $0.2 million, or less than $0.01 per diluted share, of similar losses in connection with demolition and/or asset relocation costs in connection with facility capital improvements;

•
During the three months ended August 31, 2017, we recognized approximately $0.3 million, or less than $0.01 per diluted share, of net gain on sale of certain assets. There were no similar items during the three months ended August 31, 2016;

•
During the three months ended August 31, 2017, we capitalized approximately $1.0 million, or $0.02 per diluted share, of interest, predominately relating to approximately $0.7 million, or $0.01 per diluted share, associated with ONE DAYTONA and approximately $0.4 million, or $0.01 per diluted share, associated with The Phoenix Raceway Project. During the three months ended August 31, 2016, we capitalized approximately $0.4 million, or less than $0.01 per diluted share, of interest associated with ONE DAYTONA; and

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•
During the three months ended August 31, 2017, we recorded approximately $2.1 million, or $0.04 per diluted share, of a non-recurring, non-cash charge to income tax expense related to the impairment of a deferred tax asset.

Net income for the third quarter was approximately $0.3 million, or $0.01 per diluted share, compared to approximately $2.2 million, or $0.05 per diluted share, in the prior year period. Excluding legal settlement, non-recurring, pre-opening costs associated with The Phoenix Raceway Project, accelerated depreciation related to The Phoenix Raceway Project and other capital improvements including the infield project at Richmond, losses associated with the retirements of certain other long-lived assets, capitalized interest associated with ONE DAYTONA and The Phoenix Raceway Project, net gain on sale of certain assets, and impairment of deferred tax asset, non-GAAP net income, as defined below, was $2.9 million, or $0.06 per diluted share, as compared to $1.4 million, or $0.03 per diluted share, for the third quarter of fiscal 2017 and 2016, respectively (see "GAAP to Non-GAAP Reconciliation").
Year-to-Date Comparison
Total revenues for the nine months ended August 31, 2017 were approximately $445.2 million, compared to revenues of approximately $439.2 million for the same period in fiscal 2016. Operating income was approximately $54.4 million during the period compared to approximately $58.6 million for the same period in fiscal 2016. Period-over-period comparability was impacted by:

•	In the first quarter of fiscal 2017, we hosted the Ferrari World Finals at Daytona International Speedway ("Daytona"), for which there was no comparable event in fiscal 2016;

•
During the nine months ended August 31, 2017, the Hollywood Casino at Kansas Speedway recognized a reduction in depreciation expense as a result of certain assets that have been fully depreciated as compared to the same period in the prior year. For the nine months ended August 31, 2017, our 50.0 percent share of the reduction in depreciation expense was approximately $2.7 million, or $0.04 per diluted share;

•
In the second quarter of fiscal 2017, we received a favorable settlement relating to certain facility operations of approximately $1.0 million or $0.01 per diluted share. In the third quarter of fiscal 2016, we received a favorable settlement relating to certain facility operations of approximately $1.1 million or $0.02 per diluted share;

•
During the nine months ended August 31, 2017, we recognized approximately $0.3 million, or less than $0.01 per diluted share, in non-recurring pre-opening costs that are included in general and administrative expense related to The Phoenix Raceway Project. During the nine months ended August 31, 2016, we recognized approximately $0.8 million, or $0.01 per diluted share, in non-recurring pre-opening costs that are included in general and administrative expense related to DAYTONA Rising;

•
During the nine months ended August 31, 2017, we recognized approximately $4.7 million, or $0.07 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated

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with The Phoenix Raceway Project and other capital improvements including the infield project at Richmond. There were no similar costs during the nine months ended August 31, 2016;

•
During the nine months ended August 31, 2017, we recognized an approximate $0.3 million, or less than $0.01 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with The Phoenix Raceway Project. During the nine months ended August 31, 2016, we recognized approximately $1.1 million, or $0.01 per diluted share, of similar losses in connection with demolition and/or asset relocation costs in connection with facility capital improvements;

•
During the nine months ended August 31, 2017, we capitalized approximately $2.5 million, or $0.03 per diluted share, of interest, predominately relating to approximately $1.7 million, or $0.02 per diluted share, associated with ONE DAYTONA and approximately $0.7 million, or $0.01 per diluted share, associated with The Phoenix Raceway Project. During the nine months ended August 31, 2016, we capitalized approximately $0.6 million, or $0.01 per diluted share, of interest related to DAYTONA Rising and approximately $0.4 million, or less than $0.01 per diluted share, of interest associated with the ONE DAYTONA project;

•
During the nine months ended August 31, 2017, we recognized approximately $0.3 million, or less than $0.01 per diluted share, of net gain on sale of certain assets. During the nine months ended August 31, 2016, we recognized approximately $0.3 million, or less than $0.01 per diluted share, of net gain on sale of certain assets;

•
In the second quarter of fiscal 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note of our Staten Island property. As a result, we recorded a gain of approximately $13.6 million, or $0.18 per diluted share, comprised of deferred gain, interest, and other consideration paid. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest, of approximately $11.4 million, and additional consideration, of approximately $0.3 million, received is included in Other in our consolidated statement of operations. There was no comparable transaction in the current year; and

•
During the nine months ended August 31, 2017, we recorded approximately $2.1 million, or $0.04 per diluted share, of a non-recurring, non-cash charge to income tax expense related to the impairment of a deferred tax asset.

Net income for the nine months ended August 31, 2017, was approximately $34.8 million, or $0.78 per diluted share, compared to approximately $43.9 million, or $0.95 per diluted share, in the prior year period. Excluding legal settlement, non-recurring, pre-opening costs associated with The Phoenix Raceway Project, accelerated depreciation related to The Phoenix Raceway Project and other capital improvements including the infield project at Richmond, losses associated with the retirements of certain other long-lived assets, capitalized interest associated with ONE DAYTONA and The Phoenix Raceway Project, net gain on sale of certain assets, gain on sale of Staten Island property, and impairment of deferred tax asset, non-GAAP net income, as defined below,

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was $37.9 million, or $0.85 per diluted share, as compared to $35.3 million, or $0.76 per diluted share, for the nine months ended August 31, 2017 and 2016, respectively (see "GAAP to Non-GAAP Reconciliation").
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”) and includes certain non-GAAP financial measures as identified in the reconciliation below. The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Also, our “core” financial measures should not be construed as an inference by us that our future results will be unaffected by those items, which are excluded from our “core” financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consists of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
The adjustments for fiscal 2016 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets related to capacity management initiatives (primarily the removal of grandstands at Richmond) and items in connection with DAYTONA Rising, capitalized interest related to DAYTONA Rising and ONE DAYTONA projects, the net gain on sale of certain assets (predominately associated with the sale of trailers in association with the transition of merchandise operations), legal settlement, and gain on sale of Staten Island property.
The adjustments for fiscal 2017 relate to non-recurring costs incurred associated with The Phoenix Raceway Project, legal settlement, losses associated with the retirements of certain other long-lived assets in

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connection with The Phoenix Raceway Project, accelerated depreciation (related to The Phoenix Raceway Project and other capital improvements including the infield project at Richmond), capitalized interest related to ONE DAYTONA and The Phoenix Raceway Project, the net gain on sale of certain assets, and impairment of deferred tax asset.

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Amounts are in thousands, except per share data, which is shown net of income taxes, (unaudited):

	Three Months Ended August 31, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$3,529	$1,356	$2,173	$0.05
Adjustments:
Losses on retirements of long-lived assets	176	68	108	0.00
Legal settlement	(1,084)	(418)	(666)	(0.02)
Capitalized interest	(360)	(139)	(221)	0.00
Non-GAAP	$2,261	$867	$1,394	$0.03

	Three Months Ended August 31, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$4,625	$4,360	$265	$0.01
Adjustments:
The Phoenix Raceway Project	57	22	35	0.00
Accelerated depreciation	2,055	785	1,270	0.03
Losses on retirements of long-lived assets	66	25	41	0.00
Capitalized interest	(1,047)	(400)	(647)	(0.02)
Impairment of deferred tax asset	—	(2,113)	2,113	0.04
Net gain on sale of certain assets	(330)	(126)	(204)	0.00
Non-GAAP	$5,426	$2,553	$2,873	$0.06

	Nine Months Ended August 31, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$71,826	$27,924	$43,902	$0.95
Adjustments:
DAYTONA Rising project	787	304	483	0.01
Legal settlement	(1,084)	(418)	(666)	(0.02)
Losses on retirements of long-lived assets	1,106	429	677	0.01
Capitalized interest	(987)	(381)	(606)	(0.01)
Gain on sale of Staten Island	(13,631)	(5,262)	(8,369)	(0.18)
Net gain on sale of certain assets	(277)	(107)	(170)	0.00
Non-GAAP	$57,740	$22,489	$35,251	$0.76

	Nine Months Ended August 31, 2017
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$60,357	$25,592	$34,765	$0.78
Adjustments:
The Phoenix Raceway Project	304	116	188	0.00
Accelerated depreciation	4,741	1,813	2,928	0.07
Losses on retirements of long-lived assets	349	133	216	0.00
Legal settlement	(980)	(375)	(605)	(0.01)
Capitalized interest	(2,488)	(951)	(1,537)	(0.03)
Impairment of deferred tax asset	—	(2,113)	2,113	0.04
Net gain on sale of certain assets	(330)	(126)	(204)	0.00
Non-GAAP	$61,953	$24,089	$37,864	$0.85

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In an effort to enhance the comparability and understandability of certain forward looking financial guidance, such as ONE DAYTONA and The Phoenix Raceway Project (see "External Growth, Financing-Related and Other Initiatives"), we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance. Non-GAAP financial measures, such as EBITDA, which we interpret to be calculated as GAAP operating income, plus depreciation, amortization, impairment/losses on retirements of long-lived assets, other non-GAAP adjustments, and cash distributions from equity investments, are used in our analysis. We have not reconciled the non-GAAP forward-looking measure to its most directly comparable GAAP measure. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because forecasting or predicting our future operating results is subject to many factors not in our control or not readily predictable, as detailed in the Risk Factors section of our previously publicly filed documents, Forms 10-K and 10-Q, with the SEC, any or all of which can significantly impact our future results. These components, and other factors, could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.
Corporate Sales
The power of the NASCAR brand along with its brand/product loyal fan base is a highly attractive platform for corporate participation. The participation of FORTUNE 500 companies in NASCAR is higher than in any other sports property with more than one in four FORTUNE 500 companies invested in NASCAR, and nearly half of the FORTUNE 100 listed companies leveraging NASCAR within their marketing strategy. The number of FORTUNE 500 companies investing in NASCAR has grown for five consecutive years, currently up approximately 7.0 percent through 2016. We anticipate this high-level of corporate interest will continue considering the appealing characteristics of our sport such as presence in key metropolitan statistical areas, the near year-round event schedule, our impressive portfolio of major motorsports events and attractive NASCAR fan demographics.
For fiscal 2017, we have agreements in place for approximately 99.0 percent of our gross marketing partnership revenue target, as compared to approximately 100.0 percent for the same period in fiscal 2016.  For fiscal 2017, we have remaining open race entitlements for one Monster Energy NASCAR Cup series event and one NASCAR Xfinity series event. This is compared to last year at this time when we had entitlements for one Monster Energy NASCAR Cup open.

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External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, return of capital through payments of an annual cash dividend, and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities, and state and local mechanisms to fund acquisitions and development projects.
We operate under a five-year capital allocation plan adopted by the Board of Directors, covering fiscal years 2017 through 2021. Components of this plan include:

•
Capital expenditures for existing facilities up to $500.0 million from fiscal 2017 through fiscal 2021.  This allocation will fund a reinvestment at Phoenix Raceway ("Phoenix"), as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities.  In 2017 we began the redevelopment of Phoenix (see “The Phoenix Raceway Project”) and the infield at Richmond (see "Richmond Raceway") with completion for both projects targeted in late 2018, therefore, we expect spending to be somewhat front-loaded.  While many components of these expected projects will exceed weighted average cost of capital, considerable maintenance capital expenditures, approximately $40.0 million to $60.0 million annually, will likely result in a blended return on this invested capital in the low-to-mid single digits;

•
In addition to the aforementioned $500.0 million in capital expenditures for existing facilities, we expect we will have an additional $95.0 million of capital expenditures related to phase one of ONE DAYTONA.  Construction for ONE DAYTONA commenced in fiscal 2016. Approximately $22.0 million of capital expenditures was spent as of November 30, 2016. The remaining approximate $73.0 million of capital expenditures for ONE DAYTONA will be spent in fiscal years 2017 and 2018. We expect the returns of this investment to exceed our weighted average cost of capital.

In April 2017, our Board of Directors approved an additional approximate $12.0 million of capital expenditures to further develop the Volusia Point retail property previously purchased in 2011. Volusia Point is adjacent to ONE DAYTONA and will be re-branded the Shoppes at ONE DAYTONA (see "ONE DAYTONA").
As a result of this additional capital expenditure approval, the total investment in ONE DAYTONA, exclusive of capitalized interest and net of anticipated public incentives, will be approximately $107.0 million; and

•
Return of capital to shareholders through dividends and share repurchases is a significant pillar of our capital allocation.  In fiscal 2016 we increased our dividend approximately 58.0 percent to $0.41 per share,

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and in fiscal 2017, we increased our dividend approximately 4.9 percent to $0.43 per share.  We expect dividends to increase in 2018 and beyond, by approximately four to five percent annually.  For the nine months ended August 31, 2017, we repurchased 979,328 shares of ISCA on the open market at a weighted average share price of $35.76 for a total of approximately $35.0 million.  At August 31, 2017, we had approximately $171.6 million remaining repurchase authority under the current $530.0 million Stock Purchase Plan.
For fiscal 2017 through 2021 we expect our return of capital program to be approximately $280.0 million, comprised of close to $100.0 million in total annual dividends and the balance being open market repurchase of ISCA shares over the five year period.  At this time we expect this spending to be evenly allocated per year, although we will scale the repurchase program to buy opportunistically.
We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.
The aforementioned represents certain components of our capital allocation plan for fiscal 2017 and beyond. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Expenditures
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
Capital expenditures for projects, including those related to The Phoenix Raceway Project and ONE DAYTONA, were approximately $77.6 million for the nine months ended August 31, 2017. In comparison, we spent approximately $110.2 million on capital expenditures for projects for the same period in fiscal 2016. For fiscal 2017, we expect capital expenditures associated with the aforementioned capital allocation plan to range between approximately $150.0 million and $175.0 million, which includes approximately $100.0 million to $115.0 million for existing facilities, including The Phoenix Raceway Project, and an additional $50.0 million to $60.0 million in capital expenditures related to construction for ONE DAYTONA.
We review the capital expenditure program periodically and modify it as required to meet current business needs.

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ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, a premier mixed use and entertainment destination across from the Daytona International Speedway. We have crafted a strategy that will create synergy with the Speedway, enhance customer and partner experiences, monetize real estate on International Speedway Blvd and leverage our real estate on a year-round basis.
We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, a 2,500-seat movie theater, 660 hotel rooms, 1,350 residential units, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development is working closely with ISC’s development staff on the project. The Legacy Development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-use retail destination across from our Kansas Speedway.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development. The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project.
The design for the first phase of ONE DAYTONA has been completed and will be comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one will be owned 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect cash spent to be approximately $95.0 million in fiscal 2016 through 2018 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funding towards the overall ONE DAYTONA project will include the public incentives discussed above and land to be contributed to the joint ventures associated with the project. In September 2016, we announced VCC had been selected as general contractor to oversee construction of the RD&E component of phase one including Victory Circle and the parking garage. VCC has an outstanding national reputation for quality and a proven track record leading and managing the development and construction of some of the country’s most engaging mixed-use developments.
Bass Pro Shops®, America’s most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, are anchor tenants of ONE DAYTONA. Lease agreements have also been executed with other tenants including P.F. Chang’s, Hy’s Toggery, Kilwins Confections, Guitar Center, Tervis, IT’SUGAR,

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Jeremiah’s Italian Ice, Venetian Nail Spa, Sunglass World, Oklahoma Joe’s BBQ, Rock Bottom Restaurant & Brewery, MidiCi: The Neapolitan Pizza Company, Lindbergh, Designers Market, GameTime, Claire de Lune, Kasa Living, BUILT Custom Burgers, Sprint, Ben & Jerry’s and Pink Narcissus. Leasing remains strong and we are exceeding our leasing goals for the project.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as The DAYTONA, as well as a 105-room select-service Fairfield Inn & Suites by Marriott. Both are currently under construction. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 276 luxury apartment rental units that will add critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share proportionately in the profits from the joint venture.
In April 2017, our Board approved an additional approximate $12.0 million of capital expenditures to further develop the Volusia Point retail property previously purchased in 2011. Volusia Point is adjacent to ONE DAYTONA and will be re-branded the Shoppes at ONE DAYTONA ("the Shoppes"). New tenants include Fantastic Sams that opened in March 2017, along with Zen Nails planned to open in fourth quarter 2017, and new-to-market First Watch with 3,500-square-feet planned. We expect the improvements to the Shoppes will generate an incremental EBITDA of approximately $1.0 million to the ONE DAYTONA pro-forma through increased square footage and securing tenants for currently vacant spaces (see "GAAP to Non-GAAP Reconciliation" for discussion on Non-GAAP financial forward looking measures).
Cobb Daytona Luxury Theatres opened in December 2016, Bass Pro Shops opened in February 2017, and the Fairfield Inn & Suites is planning an opening later in fiscal 2017. We are targeting substantial completion of RD&E in early fiscal 2018. At stabilization, we expect this first phase of ONE DAYTONA and the Shoppes, to deliver a combined incremental annual revenue and EBITDA of approximately $13.0 million and approximately $10.0 million, respectively, and deliver an unlevered return above our weighted average cost of capital (see "GAAP to Non-GAAP Reconciliation" for discussion on Non-GAAP financial forward looking measures). We expect to add leverage to ONE DAYTONA’s phase one post-stabilization.
Total capital expenditures for ONE DAYTONA and the Shoppes, excluding capitalized interest and net of public incentives, are expected to be approximately $107.0 million. From inception, through August 31, 2017, capital expenditures totaled approximately $80.3 million, exclusive of capitalized interest and labor. At this time,

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there is no project specific financing in place for ONE DAYTONA. Ultimately, we expect to secure financing for the project upon stabilization. However, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. From inception through August 31, 2017, we recorded approximately $3.3 million of capitalized interest related to ONE DAYTONA, and expect approximately $4.0 million to $4.5 million to be recorded by completion of construction.
Any future phases will be subject to prudent business considerations for which we will provide discrete cost and return disclosures.
The Phoenix Raceway Project
On November 30, 2016, we announced our Board of Directors had approved a multi-year redevelopment project to elevate the fan experience at Phoenix, our 52-year-old motorsports venue. The redevelopment is expected to focus on new and upgraded seating areas, vertical transportation options, new concourses, enhanced hospitality offerings and an intimate infield experience with greater accessibility to pre-race activities.
Earlier in 2017, we announced a multi-year partnership with DC Solar that included naming the project 'The Phoenix Raceway Project Powered by DC Solar' during the redevelopment phase. Subsequently, on September 26, 2017, we announced a long-term partnership with ISM Connect, a pioneer in smart venue technology, which included naming rights to Phoenix Raceway. Beginning in fiscal 2018, the venue will be known as ISM Raceway.
The Phoenix Raceway Project is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The Phoenix Raceway Project is expected to cost approximately $178.0 million, including maintenance capital, before capitalized interest. Okland Construction ("Okland") has been selected as general contractor of the project. Effective November 30, 2016, Phoenix entered into a Design-Build Agreement with Okland. The Design-Build Agreement obligates Phoenix to pay Okland approximately $136.0 million for the completion of the work described in the Design-Build Agreement. This amount is a guaranteed maximum price to be paid for the work, which may not change absent a requested change in the scope of work by Phoenix.
Based on our current plans for Phoenix, it has identified existing assets that are expected to be impacted by the redevelopment and will require accelerated depreciation, or losses on asset retirements, totaling approximately $6.1 million in non-cash charges over the approximate 22-month project time span.
Despite not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period.  We estimate it will record approximately $6.0 million to $6.5 million of capitalized interest from fiscal 2017 through fiscal 2018.
For fiscal 2017, we expect capital expenditures related to The Phoenix Raceway Project to total approximately $75.0 million to $80.0 million and capitalized interest of approximately $1.5 million. From inception, through August 31, 2017, we have incurred capital expenditures related to The Phoenix Raceway Project,

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exclusive of capitalized interest and labor, of approximately $36.7 million, and approximately $0.7 million of capitalized interest.
Upon completion, the redevelopment is expected to provide a full fiscal year incremental lift in Phoenix's EBITDA of approximately $8.5 million to $9.0 million (see "GAAP to Non-GAAP Reconciliation" for discussion on Non-GAAP financial forward looking measures). We anticipate recognizing revenue and expense associated with the project, as a result of assets placed in service and/or benefits provided to partners, beginning late fiscal 2017. We expect to recognize the full fiscal year incremental financial lift in fiscal 2019 and sustained thereafter.
Richmond Raceway
In June 2017, the Board of Directors approved a capex project for the redevelopment of the infield of Richmond Raceway ("Richmond Reimagined"). The new infield will offer a variety of enhanced amenities for fans, teams, sponsors and other stakeholders to the iconic Richmond infield. Fan access is the focus of Richmond Reimagined, which will showcase new Monster Energy NASCAR Cup Series garages with a fan-viewing walkway. The new infield continues the track’s mission of being the most fan-friendly track on NASCAR’s schedule.
Richmond Reimagined is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The project is expected to cost approximately $30.0 million, which includes maintenance capital, before capitalized interest. Groundbreaking occurred immediately following the Monster Energy NASCAR Cup Series event in September 2017. Richmond Reimagined is expected to be complete by September 2018.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in the consolidated financial statements as of August 31, 2016 and 2017. Our 50.0 percent portion of Kansas Entertainment’s net income, which is before income taxes as the joint venture is a disregarded entity for income tax purposes, was approximately $11.5 million and $14.1 million for the nine months ended August 31, 2016 and 2017, respectively, and is included in Equity in net income from equity investments in the consolidated statements of operations.
Pre-tax distributions from Kansas Entertainment for the nine months ended August 31, 2017, totaling approximately $19.1 million, consists of approximately $14.9 million received as a distribution from its profits, included in net cash provided by operating activities on our consolidated statement of cash flows, with the remaining approximate $4.2 million received, recognized as a return of capital from investing activities on our consolidated statement of cash flows. Pre-tax distributions from Kansas Entertainment for the nine months ended

International Speedway Corporation - Financial Results I 14

August 31, 2016, totaling $19.0 million, consisted of approximately $12.3 million received as a distribution from its profits, included in net cash provided by operating activities on our consolidated statement of cash flows, with the remaining approximate $6.7 million received, recognized as a return of capital from investing activities on our consolidated statement of cash flows.
For fiscal 2017, cash distributions from Kansas Entertainment are estimated to be approximately $25.0 million to $26.0 million.
Fiscal 2017 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2017, our non-GAAP guidance excludes:

•
any non-recurring pre-opening income statement impact attributable to The Phoenix Raceway Project, including accelerated depreciation and non-capitalized costs and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense;

•	any non-recurring pre-opening and non-capitalized costs or charges related to our ONE DAYTONA development, partially offset by capitalized interest expense ;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements;

•	gain or loss on sale of other assets;

•	non-recurring income tax charges or benefits;

•
accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements other than The Phoenix Raceway Project resulting from removal of assets prior to the end of their actual useful life.

ISC is reiterating its 2017 full fiscal year non-GAAP guidance. The earnings outlook is our best estimate of financial results for fiscal 2017.
•Revenue: $660.0 million to $670.0 million
•EBITDA margin: 31.5% to 32.5%
•Operating margin: 15.5% to 17.0%

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•Effective tax rate: 38.0% to 38.5%
•Diluted earnings per share: $1.50 to $1.65
Our guidance for EBITDA is to range between $208.0 million to $218.0 million (see "GAAP to Non-GAAP Reconciliation" for our definition of EBITDA and discussion on Non-GAAP financial forward looking measures).  Incremental to ISC's EBITDA estimate are pre-tax cash distributions from its equity investment in the Hollywood Casino, estimated to be approximately $25.0 million to $26.0 million. Total capital expenditures for 2017 are estimated between approximately $150.0 million to $175.0 million, which include capital expenditures for existing facilities, including The Phoenix Raceway Project and ONE DAYTONA.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry.  We have extended our capital allocation plan through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 99889237.
A live Webcast will also be available at that time on our website, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Thursday, October 19, 2017. To access, dial (855) 859-2056 and enter the code 99889237, or visit the “Investor Relations” section of our website.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. We own and/or operate 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
We also own and operate Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, we own ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and have a 50.0 percent interest in the Hollywood Casino at Kansas Speedway.

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For more information, visit our website at www.internationalspeedwaycorporation.com.
Statements made in this release that express ISC's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that ISC's actual results could differ materially from those contained in or implied by such forward-looking statements. ISC's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in ISC's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from ISC and the SEC. ISC undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

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Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	August 31, 2016	August 31, 2017	August 31, 2016	August 31, 2017
	(Unaudited)
REVENUES:
Admissions, net	$22,835	$22,767	$85,163	$82,764
Motorsports and other event related	90,245	94,027	309,970	319,861
Food, beverage and merchandise	10,845	11,118	29,450	29,777
Other	5,061	4,028	14,594	12,767
	128,986	131,940	439,177	445,169
EXPENSES:
Direct:
NASCAR event management fees	31,330	32,528	105,894	109,774
Motorsports and other event related	31,973	32,225	92,920	93,008
Food, beverage and merchandise	8,553	9,109	22,358	22,378
Other operating expenses	121	293	374	1,151
General and administrative	27,100	27,694	80,915	81,350
Depreciation and amortization	25,996	27,813	77,028	82,583
Losses on asset retirements	176	127	1,106	531
	125,249	129,789	380,595	390,775
Operating income	3,737	2,151	58,582	54,394
Interest income	71	331	157	699
Interest expense	(3,625)	(2,832)	(10,398)	(9,151)
Equity in net income from equity investments	3,346	4,645	11,485	14,071
Other	—	330	12,000	344
Income before income taxes	3,529	4,625	71,826	60,357
Income taxes	1,356	4,360	27,924	25,592
Net income	$2,173	$265	$43,902	$34,765

Dividends per share	$—	$—	$0.41	$0.43
Earnings per share:
Basic and diluted	$0.05	$0.01	$0.95	$0.78

Basic weighted average shares outstanding	45,720,814	44,482,281	46,189,413	44,799,734

Diluted weighted average shares outstanding	45,734,854	44,491,278	46,203,963	44,812,102

Comprehensive income	$2,339	$432	$44,400	$35,266

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Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2016	August 31, 2016	August 31, 2017
		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$263,727	$265,329	$268,882
Receivables, less allowance	35,445	42,846	45,234
Income taxes receivable	189	1,492	3,437
Prepaid expenses and other current assets	13,759	24,548	23,826
Total Current Assets	313,120	334,215	341,379

Property and Equipment, net	1,455,506	1,450,279	1,460,820
Other Assets:
Equity investments	92,392	95,864	87,510
Intangible assets, net	178,629	178,630	178,637
Goodwill	118,791	118,791	118,791
Other	14,222	6,775	16,593
	404,034	400,060	401,531
Total Assets	$2,172,660	$2,184,554	$2,203,730
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,404	$3,115	$3,528
Accounts payable	29,770	26,116	34,941
Deferred income	39,416	84,053	84,162
Other current liabilities	22,728	20,358	19,029
Total Current Liabilities	95,318	133,642	141,660

Long-Term Debt	259,416	262,386	258,914
Deferred Income Taxes	409,585	396,550	408,384
Long-Term Deferred Income	5,988	6,245	8,705
Other Long-Term Liabilities	1,993	2,443	2,593
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	249	255	241
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	197	197	197
Additional paid-in capital	437,292	440,479	429,892
Retained earnings	965,281	945,182	955,302
Accumulated other comprehensive loss	(2,659)	(2,825)	(2,158)
Total Shareholders’ Equity	1,400,360	1,383,288	1,383,474
Total Liabilities and Shareholders’ Equity	$2,172,660	$2,184,554	$2,203,730

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Consolidated Statements of Cash Flows
(In Thousands)

	Nine Months Ended
	August 31, 2016	August 31, 2017
	(Unaudited)
OPERATING ACTIVITIES
Net income	$43,902	$34,765
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of Staten Island property	(13,631)	—
Depreciation and amortization	77,028	82,583
Stock-based compensation	2,391	2,508
Amortization of financing costs	1,328	1,263
Interest and other consideration received on Staten Island note receivable	1,162	—
Deferred income taxes	60,005	(1,511)
Income from equity investments	(11,485)	(14,071)
Distribution from equity investee	12,347	14,936
Loss on retirements of long-lived assets, non-cash	892	531
Other, net	(225)	(211)
Changes in operating assets and liabilities:
Receivables, net	(734)	(9,789)
Prepaid expenses and other assets	(19,054)	(12,484)
Accounts payable and other liabilities	555	(8,792)
Deferred income	45,086	47,463
Income taxes	(945)	(2,846)
Net cash provided by operating activities	198,622	134,345
INVESTING ACTIVITIES
Capital expenditures	(110,234)	(77,559)
Distribution from equity investee	6,653	4,164
Equity investments and advances to affiliate	(130)	(147)
Proceeds from sale of Staten Island property	66,728	—
Proceeds from sale of assets	472	344
Other, net	(6)	(13)
Net cash used in investing activities	(36,517)	(73,211)
FINANCING ACTIVITIES
Payment of long-term debt	(631)	(672)
Deferred financing fees	—	(244)
Exercise of Class A common stock options	136	528
Cash dividend paid	(18,859)	(19,241)
Reacquisition of previously issued common stock	(37,970)	(36,350)
Net cash used in financing activities	(57,324)	(55,979)
Net increase in cash and cash equivalents	104,781	5,155
Cash and cash equivalents at beginning of period	160,548	263,727
Cash and cash equivalents at end of period	$265,329	$268,882

International Speedway Corporation - Financial Results I 20